Exhibit 99.6


               IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

Franklin Balance Sheet Investment Fund    :
and Franklin Microcap Value Fund, P.
Oppenheimer Investment Partnership LP     :
and Oppenheimer Close International
Ltd., Wynnefield Partners Smallcap Value  :
LP I, Wynnefield Partners Smallcap Value                 Civil Action No. 888-N
LP, Wynnefield Smallcap Value Off-Shore   :
Fund Ltd., Channell Partnership II, LP,
and John H. Norberg, Jr.                  :

Individually, derivatively and on behalf  :
of a Class of similarly situated
stockholders,                             :

                                          :

            Plaintiffs,             :

                                          :

         v.                               :

                                          :

                                          :
Thomas B. Crowley, Jr., Molly M.
Crowley, Phillip E. Bowles, Gary L.       :
Depolo, Earl T. Kivett, William A.
Pennella, Leland S. Prussia, Cameron W.   :
Wolfe, Jr.,
                                          :

                                          :
            Defendants,
                                          :

                                          :
         v.
                                          :

                                          :
Crowley Maritime Corporation,
                                          :

                                          :
             Nominal Derivative Defendant.
                                          :

                                          :

                                          :

                                          :









                  AMENDED CLASS ACTION AND DERIVATIVE COMPLAINT

         Plaintiffs, by and through their attorneys for their complaint hereby allege as follows:

                                TABLE OF CONTENTS

                                                                            Page

I.     SUMMARY OF THE ACTION...................................................3

II.    THE PARTIES.............................................................4

III.   DEMAND EXCUSED ALLEGATIONS..............................................5

IV.    CLASS ACTION ALLEGATIONS...............................................10

V.     OPERATIVE FACTS........................................................11

   A.       Overview Of The Challenged Transactions...........................11

   B.       Background Facts..................................................13

         1.   The Company.....................................................13

         2.   The 1992 Restructuring..........................................14

         3.   The 1995 Self-Tender............................................15

         4.   The 2001 Self-Tender............................................16

         5.   Disclosure of the Insurance Agreements and Entrenchment Policy..17

   C.       The Details of the Challenged Transactions........................19

   D.       Damages...........................................................35



I.

                              SUMMARY OF THE ACTION

         1. This is an action by owners of common stock of Crowley Maritime Corporation ("Crowley" or "the Company") challenging the conduct of the Board of Directors of Crowley in taking actions for the purpose of effecting a policy of perpetuating the control of the Crowley family over the Company in violation of their duties to the Company and all of its stockholders. Over the years the Company's Board of Directors, which is dominated and controlled by the Crowley family (who collectively own or control approximately 65% of the voting stock of the Company), have engaged in a series of transactions designed to perpetuate and/or to enhance the Crowley family's control, to limit the information available to the Company's public stockholders and to operate the Company in a manner reflective of a closely-held family corporation and not a corporation with unaffiliated public stockholders.

         2. The Board under the policy of perpetuating control of the Crowley family has abandoned all pretense of fairness to the public stockholders and has provided millions of dollars of gifts to the Crowley Family. The ostensible purpose of providing them funds is to buy insurance to pay anticipated estate taxes and purchase family stock from various trusts. These gifts are not compensation for Defendant Crowley as Chairman of the Board and Chief-Executive Officer but are in addition to his annual compensation of about $1,000,000.

         3. This action seeks to have this Court declare that these acts and pursuing this corporate policy of perpetuating the controlling stockholders' control are violations of the fiduciary duties of the defendants and contrary to Delaware law. The action further seeks an accounting and compensation for the damages caused as a result of the actions taken in furtherance of that corporate policy.

                                 II. THE PARTIES

         4. Plaintiffs Franklin Balance Sheet Investment Fund and Franklin Microcap Value Fund beneficially own 4,240 and 2,342 common shares of Crowley, respectively, constituting approximately 7.3% of the outstanding shares. Franklin Balance Sheet Investment Fund and Franklin Microcap Value Fund are part of the Franklin Templeton group of mutual funds. They are collectively referred to herein as "Franklin". Franklin owns and has owned Crowley shares continuously since February 25, 1997.

         5. Plaintiffs P. Oppenheimer Investment Partnership LP and Oppenheimer Close International Ltd. beneficially own 1,484 and 110 common shares of Crowley, respectively. P. Oppenheimer Investment Partnership LP and Oppenheimer Close International Ltd. are collectively referred to herein as "Oppenheimer". Oppenheimer owns and has owned shares in Crowley continuously since September 20, 2000.

         6. Plaintiffs Wynnefield Partners Smallcap Value LP I, Wynnefield Partners Smallcap Value LP, Wynnefield Smallcap Value Off-Shore Fund Ltd. and Channell Partnership II, LP beneficially own 460, 370, 330 and 33 common shares of Crowley, respectively. Wynnefield Partners Smallcap Value LP I, Wynnefield Partners Smallcap Value LP, Wynnefield Smallcap Value Off-Shore Fund Ltd. and Channell Partnership II, LP are collectively referred to "Wynnefield". Wynnefield beneficially owns and has owned shares of Crowley continuously since July 26, 2001.

         7. John H. Norberg, Jr. ("Norberg") beneficially owns 9 shares of Crowley. Norberg owns and has owned shares of Crowley continuously since 1991.

         8. Collectively plaintiffs own approximately 30% of the common shares not owned by the Crowley family.

         9. Nominal derivative defendant Crowley Maritime is a Delaware corporation with its principle executive office in Oakland, California.

         10. Defendant Thomas B. Crowley, Jr. ("Defendant Crowley"), age 37, is Chairman, President and Chief Executive Officer of the Company and has been a Director since 1994. He beneficially owns or controls approximately 65% of the voting stock of the Company.

         11. Defendant Molly M. Crowley is the mother of Defendant Crowley and has served as a member of the Board of Directors since 1994.

         12. Defendant Philip E. Bowles is first cousin of Defendant Crowley. Defendant Bowles has been a Director since 1986.

         13. Defendant William A. Pennella is and has been Vice-Chairman of the Crowley Board since 2000 and has been an Executive Vice-President of Crowley since 1996.

         14. Defendant Gary L. Depolo has been a member of the Board since 1994.

         15. Defendant Earl T. Kivett has been a member of the Board since 2002.

         16. Defendant Leland S. Prussia has been a Director since 1994.

         17. Defendant Cameron W. Wolfe, Jr., has been a Director since 1989.

                        III. DEMAND EXCUSED ALLEGATIONS

         18. As to the derivative count of this complaint, plaintiffs have not made a demand on defendants, the Board of Directors of Crowley. Plaintiffs have not made a demand because demand is excused under Delaware Law in that at least half of Crowley's Board is interested and conflicted with respect to the wrongs alleged herein and all directors are dominated and controlled by Defendant Crowley.

         19. Defendants Thomas Crowley and Molly Crowley are conflicted because they are members of the Crowley family and are direct beneficiaries of the plan to entrench the Crowley family in control of the Company. Defendants have conceded in this action that defendants Thomas Crowley and Molly Crowley are interested and that demand is excused as to them.

         20. Defendant Bowles is conflicted because he is also a member of the Crowley Family and a direct beneficiary of the plan to entrench the Crowley Family in control of the Company. Further, defendant Bowles is not independent because he is the first cousin of defendant Crowley and nephew of Molly Crowley. Also, he has agreed to perpetuate the control of defendant Crowley. Defendant Bowles was a party to and beneficiary of an agreement with other members of the Crowley Family whereby it was agreed to split control of Crowley among four branches of the Crowley Family; Thomas B. Crowley and his three sisters. That agreement was terminated in 1992 and all parties to that agreement including Bowles agreed to cede control to and support the control of Thomas B. Crowley, his wife and children.

         21. Defendant Pennella is not independent because he is an employee of the Company. As a result, his position and compensation are under the direct control of Defendant Crowley. The Board of the Company has delegated to Defendant Crowley the authority to determine the base salary and bonuses of employees whose direct annual compensation is less than or equal to $1,000,000, which includes Defendant Pennella and indeed, all employees except Defendant Crowley. Defendant Pennella's total compensation in 2004 was in excess of $664,000, in 2003 it was in excess of $712,000 and in 2002 it was in excess of $698,000. These amounts were and are material to defendant Pennella. Defendant Pennella is a full-time employee of the Company and has no other gainful employment. The Company's bonus plan for executives whose direct annual compensation is less than $1 million dollars, specifically states that the plan is to be administered by defendant Crowley and that he "has the sole discretion to determine the key employees who will be granted bonus awards and the amounts, terms and conditions of each bonus award. Defendant Pennella's bonuses were awarded pursuant to this plan.

         22. In addition, defendant Pennella has long standing personal ties with the Crowley Family including serving as a trustee of the Thomas B. Crowley Separate Property Trust ("Crowley Separate Property Trust"), one of the vehicles through which the Crowley Family exercises control over the Company and one of the entities which has engaged in self-dealing transactions as more fully alleged herein. The Crowley Separate Property Trust is also an intended beneficiary of the wrongs challenged herein in that it owns shares of the Company which are intended to be purchased by Thomas Crowley using the proceeds of the life insurance as more fully alleged herein. The value of this stock is in excess of tens of millions of dollars.

         23. Because of Pennella's status as a senior employee and a trustee, he is neither independent nor disinterested in the challenged transactions. He works directly for defendant Crowley who determines his salary and bonus and he has a close personal relationship with the Crowley Family precluding him from properly considering a demand. He is interested because he is on the governing body of the trust which is an intended beneficiary of these policies.

         24. Defendant Wolfe is neither independent nor disinterested. He at all relevant times was a partner in the law firm of Orrick, Herrington & Sutcliffe, LLP ("Orrick Herrington"). Although, subsequent to the commencement of this litigation, it was reported that Wolfe became "of counsel" to the Orrick Herrington firm, as "of counsel" Wolfe maintains substantial economic and social ties with the firm. Orrick Herrington has been in the past and remains legal counsel to the Company. In addition to the fees Orrick Herrington receives as counsel to the Company, Orrick Herrington has been legal advisor for and behind the challenged transactions, including the split-dollar life insurance agreements and the policies to perpetuate Crowley family control as described herein. At the time of the commencement of this action, defendant Wolfe was a senior partner in the Orrick Herrington firm. As counsel to the Company, Orrick Herrington was paid over $650,000 in 1991 and since that time has continued to receive substantial revenue every year as counsel to the Company. Recently the Company indicated that legal costs exceeded $1,000,000 per year. These amounts were and are material to Wolfe in his relationship at Orrick Harrington. The American Lawyer reported that Orrick Herrington had average revenues per lawyer of $725,000 for 2004.

         25. Orrick Harrington during this period also acted both as personal counsel to the Crowley Family and corporate counsel to the Company. The Orrick Harrington firm was intimately involved in the creation and structuring of the challenged transactions. Thus, Wolfe cannot adequately consider a demand, because to consider a demand would require that he consider authorizing legal action against a long-standing client of his firm who is responsible for millions of dollars in fees and to challenge the legality of transactions and agreements structured and approved by his firm as legal counsel. Such conduct would expose his firm and him to a legal malpractice claim for tens of millions of dollars.

         26. Defendant Wolfe also has long standing close personal ties to the Crowley family including serving as a trustee of the Crowley Separate Property Trust, one of the vehicles through which the Crowley family exercises control over the company and one of the entities which has engaged in self-dealing as more fully alleged herein. The Crowley Separate Property Trust is also an intended beneficiary of the wrongs challenged herein in that it owns shares of the Company which are intended to be purchased by Thomas Crowley using the proceeds of the life insurance as more fully alleged herein. The value of this stock is in excess of tens of millions of dollars. Because of Wolfe's role as legal counsel in these transactions and trustee, he is neither disinterested nor independent. Further, he has a close personal relationship with the Crowley Family and he has been intimately involved in Crowley family personal matters including matters of inheritance. Indeed, he is a witness to the 1993 codicil of the Will of Thomas B. Crowley. He cannot properly consider a demand.

         27. All directors, including Depolo, Kivett and Prussia, are dominated by Defendant Crowley. They were selected by the Crowley family and serve at the pleasure of Defendant Crowley. From at least 1995 the Company has repeatedly stated that Defendant Crowley "controls all matters affecting . . . the composition of our Board of Directors and, through it any determination with respect to our business direction and policies, including the appointment and removal of officers." The Company's public statements acknowledge the actual domination and control Defendant Crowley exercises over the Board. The Company's disclosures are not the standard disclosures used in situations involving controlling stockholders. Ordinarily such disclosures state that a controlling stockholder "could" exercise such control. Crowley's disclosures and admissions are materially different. Crowley's disclosures state that defendant Crowley "does" exercise such control. Further, as more fully alleged in Section V(B)(2),
(3) and (4), the Crowley Family has repeatedly caused the Company to engage in transactions for the purpose of benefiting the Crowley Family. The allegations in those sections detail transactions which were initiated at the request of and for the private purposes of the Crowley Family and which were further designed to conceal the extent to which the Crowley Family has improperly used corporate funds for its private purposes. These facts demonstrate actual domination and control.

         28. The challenged transactions are not the product of a valid exercise of business judgment. All of the challenged transactions received Board approval. Prior to 1994, demand is also excused for this reason as to each defendant for each challenged transaction approved by such defendant when he was on the Board and since 1994, as to all defendants because the majority of the Board has consisted of board members and current defendants who approved the challenged transactions.

         29. As a result of the foregoing plaintiffs are legally excused from making any demand on the Board of Directors with respect to the count alleging claims derivatively on behalf of the Company.

                          IV. CLASS ACTION ALLEGATIONS

         30. Plaintiffs also bring this action as a class action, pursuant to Rule 23 of the Rules of this Court, on behalf of themselves and all other holders of Crowley common stock (except for the defendants herein and any persons, firms, trusts, corporations, family members or other entities related to or affiliated with any of them and their successors in interest) (the "Class").

         31. This action is properly maintainable as a class action because:

            a. the Class is so numerous that joinder of all members is not practical. While the exact number of beneficial owners is not known it is believed that Crowley Maritime has in excess of 500 stockholders owning approximately 30,000 shares of Crowley common stock including 9,372 shares in the Crowley Maritime Retirement Stock Plan and 4,873 shares in the Stock Savings Plan.

            b. The members of the Class are situated throughout the United States and are so numerous as to make it impracticable to bring them all before this Court.

            c. There are questions of law and fact which are common to the Class which predominate over matters affecting any individual members, including but not limited to whether the Board and the Crowley family has acted improperly for the stated purpose and effect of maintaining the Crowley family's status as controlling stockholders.

         32. Plaintiffs' claims are typical of the claims of other members of the Class in that all members of the Class have been damaged by the defendant's actions.

         33. Plaintiffs are committed to prosecuting this action and have retained competent counsel to bring litigation of this nature. Plaintiffs are adequate representatives of the Class.

         34. A class action is superior to any other method available for fair and efficient adjudication of this controversy.

         35. Crowley's common stock historically has paid no dividends and the Company's stated policy is not to pay dividends. The challenged transactions herein have had the effect of putting tens of millions of dollars and a sizeable percentage of the Company profits in the hands of the Crowley Family because of their ownership in stock. In essence, these payments constituted constructive dividends on those shares. One of the remedies this Court could direct would be requiring the payment of dividends on all common stock with the imposition of an offset on the dividends to be paid on the Crowley Family shares until such time as the Company has been repaid the damages suffered in directing tens of millions of dollars improperly diverted by the Crowley Family. Such benefit would directly benefit each member of the Class.

                               V. OPERATIVE FACTS

                   A. Overview Of The Challenged Transactions

         36. Plaintiffs herein challenge the actions of the Board of Directors in creating, approving, funding, amending and maintaining the three life insurance agreements; Insurance Agreement 1, Insurance Agreement 2 and Insurance Agreement 3 as defined and as more fully alleged herein. These wrongs were perpetrated for the purpose of perpetuating Crowley Family control over the Company. The wrongs include not only approving and entering into the agreements initially, but, funding each agreement annually; amending the agreements on several occasions; "terminating" Insurance Agreement 1 under terms designed to provide defendant Crowley further financial benefits at no cost or obligation to him; allowing defendant Crowley to use the cash surrender value of Insurance Agreements 2 and 3 to continue paying the premiums on those agreements at Company expense; and bearing the costs of the advisors for the Company and defendant Crowley to establish, maintain and amend these agreements.

         37. Plaintiffs may not be aware of all the wrongful actions of the Board as defendants have routinely failed to disclose material information to stockholders. Nonetheless, plaintiffs are aware of at least the following actions which were wrongful and which plaintiffs challenge by this Complaint:


   ---------------------------------------------------------- ----------------- ---------------------------------
   Action                                                           Date                   Defendants
   ------                                                           ----                  On the Board
                                                                                          ------------
   ---------------------------------------------------------- ----------------- ---------------------------------
   Approval of Insurance Agreement 1                          as of 4/6/92      Bowles; Wolfe
   (see Paragraph 73)
   ---------------------------------------------------------- ----------------- ---------------------------------
   Approval  of  Amendment 1 to  Insurance  Agreement 1 (see  as of 5/1/95      All but Pennella and Kivett
   Paragraph 75)
   ---------------------------------------------------------- ----------------- ---------------------------------
   Approval  of  Amendment 2 to  Insurance  Agreement 1 (see  as of 7/20/98     All but Pennella and Kivett
   Paragraph 76)
   ---------------------------------------------------------- ----------------- ---------------------------------
   Approval  of  Amendment 3 to  Insurance  Agreement 1 (see  as of 7/20/98     All but Pennella and Kivett
   Paragraph 77)
   ---------------------------------------------------------- ----------------- ---------------------------------
   Approval of Insurance Agreement 2 (see Paragraph 78)       as of 7/20/98     All but Pennella and Kivett
   ---------------------------------------------------------- ----------------- ---------------------------------
   Approval of Insurance Agreement 3 (see Paragraph 79)       as of 11/24/98    All but Pennella and Kivett
   ---------------------------------------------------------- ----------------- ---------------------------------
   Approval of each and every annual payment made
   under each of those agreements which payments were
   subject to unilateral suspension by admission of the       Annually since    Various
   Company in this action and its 2003 Proxy                  1992
   (see Paragraph 83)
   ---------------------------------------------------------- ----------------- ---------------------------------
   Entering into the December 23, 2003 Settlement
   Agreement and the related implementing transactions
   including the agreement to pay the premiums due on          12/23/05          All
   a personal loan taken out by Thomas Crowley.
   (see Paragraph 87)
   ---------------------------------------------------------- ----------------- ---------------------------------
   Failing to rescind and void the insurance agreements
   and recover the funds paid hereunder (see Paragraph 97)                       All
   ---------------------------------------------------------- ----------------- ---------------------------------
   Annually paying the tax consultation costs to defendant     Beginning at      All
   Crowley  arising from the Insurance Agreements (see         least in 2002
   Paragraph 96)
   ---------------------------------------------------------- ----------------- ---------------------------------

                              B. Background Facts

                                 1. The Company

         38. Crowley, through its subsidiaries, provides maritime transportation services in domestic and international markets by means of four operating business lines: liner services, ship assistant escort services, oil and chemical distribution and transportation services, and energy and marine services. The Company provides numerous services with respect to the maritime trade on both the east and west coasts of the United States, Alaska, the Gulf of Mexico and Puerto Rico. The Company is involved in the construction, ownership, leasing and insuring of marine vessels. The Company employs approximately 4,000 people and has a fleet of more than 270 vessels. The Company's land-based facilities include terminals, warehouses, tank farms, office buildings, trucks, trailers, containers, chassis, cranes and other specialized vehicles. The Company was started in 1892 by the grandfather of Defendant Crowley, was incorporated in Delaware on December 1, 1972 and has operated in its current holding company structure since 1992.

         39. For the fiscal year ending December 31, 2003, Crowley reported operating income of over $42 million dollars on operating revenues of approximately $978 million dollars. The Company reported income from continuing operations (before discontinued operations and cumulative effect of a change in accounting) of $89.03 per share, down from $112.44 per share in 2002 and $122.41 per share in 2001. The Company reported total assets in excess of $1 billion dollars and total stockholder's equity of approximately $300 million dollars.

         40. As of December 31, 2003, the Company reported capital structure consisting of common voting stock with a par value of $.01, preferred Class A convertible stock $100 par value, and Class N common non-voting stock of $.01 par value. The Company reported 4,485,000 shares of common stock were authorized, with 89,404 shares issued; 315,000 shares issued and outstanding of preferred Class A convertible stock; and 46,138 issued shares of Class N, non-voting stock of the 54,500 authorized. As of April 25, 2003 the Crowley family owned or controlled 58,137 shares of common stock (64.6%), all of the outstanding Class N common stock and all of the Series A preferred stock. Crowley's common stock is not traded on a national or regional exchange but prices are quoted in the "Pink Sheets".

                           2. The 1992 Restructuring

         41. Prior to restructuring pursuant to a Plan of Reorganization and Agreement of Merger dated March 20, 1992, the Company had common stock, preferred Class A stock, preferred Class B stock, and preferred Class C stock. The restructuring resulted in the holding company structure which exists today.

         42. The reorganization was initiated at the request of and solely for the benefit of the Crowley Family including defendants Bowles and the Bowles branch of the family. It was structured so that the Crowley family (including the Bowles) which owned the preferred stock, not only would receive all the new preferred stock in the reorganized company but would also be able to convert the existing preferred stock dividend arrearages into additional voting common stock on a tax free basis and thereby increase the Crowley's voting control in the Company. The transaction allowed the Crowley family to convert approximately $42,000,000 in dividend arrearages, which were contractually payable in cash, into stock allowing them to realize the value of those dividends without paying any taxes.

         43. At the time of the transaction, there were four branches of the Crowley Family, Thomas B. Crowley, Sr. and his three sisters including, Constance C. Bowles, mother of defendant Bowles. In connection with the reorganization, the three branches of the family agreed to accede control to Thomas B. Crowley, Sr., his wife and children and to support their control of the Company.

         44. In 1995, as a settlement of litigation challenging the transaction, the Crowley Family agreed to eliminate their enhanced voting control and to pay certain sums to the public stock holders.

         45. The materials related to the 1992 restructuring were not publicly filed and to the best of plaintiffs' knowledge are not publicly available.

                            3. The 1995 Self-Tender

         46. By tender offer dated September 11, 1995, the Company engaged in the self tender the sole purpose of which and justification for was to comply with the request of the trustees of Thomas B. Crowley Separate Property Trust ("the Trust"), one of the vehicles through which the Crowley family exercises control over the Company, to purchase approximately $11.7 million dollars of the Trust's stock in order to provide liquidity to the Trust. At the time the trustees were Defendant Crowley and Defendants M. Crowley, Wolfe and Pennella.

         47. But for the request, the Company would not have engaged in any form of self tender. Indeed, as the purpose of the offer the Company stated:

                  The Company believes that the repurchase of shares from the Trust facilitates management stability, by providing a measure of assurance that the Company will not be sold to a third party or broken up as a consequence of the Trust's short term and long term estate tax and other obligations. The Company also believes that the repurchase of shares from the Trust will serve to prevent the Trust's shares from falling into the hands of speculative investors who may later attempt to disrupt company affairs in order to encourage the Company to take action favorable to such investors, yet not in the best interests of the Company and the remaining stockholders.

                  The repurchase of shares pursuant to the offer should also reduce the possibility that the Trust would seek to liquidate its holdings through a public offering (or in a transaction which could lead to a public offering) of its shares, the consequences of which the Company believes would be detrimental to the long-term interests of the Company and the remaining stockholders.

         48. Notwithstanding that the transaction was initiated by and solely for the private purposes of the Crowley family, at least the Board of Directors had a sufficient adherence to its fiduciary duties to all stockholders to extend the tender offer on equal terms to all stockholders of the Company. The Company also obtained a fairness opinion with respect to the transaction.

         49. The materials related to the offer to purchase were not publicly filed and to the best of plaintiffs' knowledge are not available in any public record.

                            4. The 2001 Self-Tender

         50. In April 2001, Crowley commenced another self-tender, the sole purpose of which was to reduce the information available to public stockholders of Crowley.

         51. Prior to the self tender, certain shareholders attempted to convince Crowley that it had more than 500 shareholders and therefore should comply with its obligations as a reporting company under the Securities and Exchange Act of 1934 and make appropriate filings. Defendant Crowley and the Company's Board resisted that effort and insisted the Company would only consider shareholders of record in determining whether it had any obligations to file as a reporting company. As a result of that position certain shareholders began to register their shares directly in their names rather than in the names of a nominee.

         52. In order to defeat this shareholder effort and reduce the Company's accountability to its public stockholders, the Board of Crowley caused Crowley to engage in a self tender. The self tender was to all shareholders who held less than ten (10) shares, but only if those shareholders held those shares of record in their own names. The tender was not extended to anyone who held shares through a nominee name even if that shareholder had less than 10 shares.

         53. While the Company stated that one of the Board's concerns was the estimated $500,000 per year cost of making these filings, the offer to purchase also stated:

                  the Board is of the view that the Company should remain privately held, with most of the stock held by company employee benefit plans and descendants of the Company's founder, Thomas Crowley. Consequently, the Board has consistently been of the view that the Company should not `go public' or become a public company.

Notwithstanding that it was apparently lost on the Board that Crowley was not a "privately held" company but in fact was a company with public stockholders, the 2001 self-tender presented the public stockholders with a "voluntary" transaction. That is, a shareholder could refuse to tender shares at the price offered. Further, the Crowley family was not permitted to participate in the transaction and therefore it provided the Crowley family no direct financial benefit. Nonetheless, the self tender was designed solely to protect the Crowley family's ability to continue to run the Company as if it were a privately held company.

         54. The 2001 Self-Tender attracted only 521 shares and failed in its purpose. Thus, beginning with its 2002 10-K, the Company began public filings on April 1, 2002.

         55. The documents related to the 2001 Self-Tender were not publicly filed and are to the best of plaintiffs' knowledge not available in any public record.

       5. Disclosure of the Insurance Agreements and Entrenchment Policy

         56. As certain members of the Crowley family grew older, concern grew about how to maintain Crowley family control over the Company. Eventually estate taxes on the value of their Crowley shares would be due and the Crowley family did not otherwise have (or wish to spend) the resources to pay those taxes from sources outside of the Company. Similarly, the Crowley family did not wish to sell any sizeable portion of its shares in Crowley because to do so would be to lose the Crowley family control of the Company.

         57. As a result the Crowley family decided to treat their familial problem as a corporate one, thereby "justifying" using corporate funds to solve the "problem".

         58. For years Crowley's directors resisted public filings. While their stated purpose was to save the Company money, in fact, the actual effect was to minimize disclosures to the public stockholders of the Company so that the Crowley family could conceal certain actions. Only recently has the extent of the transactions involving the Crowley family begun to come to light and only then if a very determined reader pieces together the exhibits to the Company 10K filings of March 19, 2004, March 19, 2003 and April 1, 2002. Accurate and complete summaries of these exhibits and the transactions with the Crowley family do not appear either in the annual statements or the proxy statements for any of those years.

         59. While the 1995 Self-Tender materials and the 2001 Self-Tender materials suggest that the Board might consider putting the interests of the Crowley family ahead of other stockholders, those two documents are not publicly available and cannot be found on the Securities and Exchange Commission's EDGAR database. In any event in both of those transactions, at least superficially, were on terms ostensibly either non-coercive or fair to the public stockholders.

         60. The 1995 Self-Tender, while made for Crowley family purposes, was open to all stockholders. Stockholders, to the extent they chose to tender their shares, received the same price as the Crowley family. There were no overtly coercive elements to that transaction.

         61. In the 2001 Self-Tender, the Crowley family was not participating in the tender offer and, again there were no overtly coercive elements. Thus, a shareholder could simply refuse to tender with no apparent negative consequences.

         62. On April 1, 2002, defendants could no longer avoid their disclosure obligations to their shareholders.

                 C. The Details of the Challenged Transactions

         63. It was not until April 1, 2002 that Crowley disclosed the split-dollar life insurance arrangements. Even then, had a shareholder relied on the text of the disclosures in the annual statement, he would have been grossly uninformed and mislead.

         64. Crowley's Form 10-K for the year ending December 31, 2001 filed on April 1, 2002 disclosed for the first time a remarkable series of transactions in pursuit of a remarkable corporate policy of entrenching its controlling stockholder. The form 10-K stated:

                  Mr. Crowley and his family are the beneficiaries of certain split-dollar life insurance agreements, described in "Item 6. Executive Compensation." The Board of Directors has approved these agreements in furtherance of its belief that preserving Crowley family control and the closely held nature of the Company is beneficial to the Company's stockholders and will maximize stockholder value over the long-term. The Board of Directors has long been concerned that short-term and long-term estate tax and other obligations of certain Crowley family stockholders could lead to an unrelated third party gaining a highly influential and potentially detrimental position with respect to the business and management of the Company. Such circumstances also could lead to stock falling into the hands of speculative investors who may later attempt to disrupt Company affairs in order to encourage the Company to take action favorable to such Investors, yet not in the best interests of the Company and remaining stockholders.

                  The Board of Directors also has been concerned that should the Company receive a request to purchase shares held by such stockholders or their estates in lieu of a possible sale to such investors, the Company would be unable to effect such a purchase without negatively impacting its results of operations or financial condition. In this regard, the split-dollar life insurance agreements enable Mr. Crowley and certain trusts for the benefit of his descendants to purchase most, if not all, of such shares without involving the Company.

                  The Company expects that following the death of Mrs. Crowley the net proceeds of the policies of insurance on the life of Mrs. Crowley will be used by Mr. Crowley and the trusts under his control to purchase shares of Common Stock held by the Thomas B. Crowley Marital Trust so that this trust can pay applicable estate taxes. Essentially, the split dollar life insurance agreements enable Mr. Crowley and his family to retain ownership of shares and control of the Company under circumstances when certain of such shares otherwise might have to be sold to a third party to pay applicable estate taxes.


Item 6 Executive Compensation repeated these statements.

         65. From this disclosure it was revealed that the Company determined to give the Crowley family the amount necessary to pay the annual premiums on "certain life insurance policies" for reasons entirely unrelated to any work of Defendant Crowley as Chairman of the Board, President and Chief Executive Officer. Indeed, the Company has in place an extensive executive compensation plan which includes base compensation, annual bonus compensation, annual deferred compensation, all as part of a management incentive plan which, according to the Company's disclosures, are designed to ensure fair and proper compensation of Defendant Crowley and the other senior executives. Thus, the payments made by the Company on behalf of Defendant Crowley and the Crowley family with respect to the life insurance policies are nothing short of gifts of corporate assets to a controlling stockholder without any legitimate justification.

         66. Defendant Crowley's obligations to the Company in return are essentially nothing. Defendant Crowley is not obligated to repay the costs of these insurance policies (above cash surrender value) and is not even obligated to use the death benefits for the purported corporate purpose. Instead, the Board only "expects" Defendant Crowley to use them to retain control. It appears he has no obligation to use the proceeds in any particular fashion nor has he agreed not to sell the stock to a "speculative" investor nor in a public offering.

         67. Defendant Crowley's obligation, if the split-dollar life insurance agreements ever are terminated, repaying the cash surrender value of the policies, is meaningless. Upon termination, Defendant Crowley who owns the policies would receive an amount equal to the cash surrender value and therefore the transaction would involve essentially no out-of-pocket expense to Defendant Crowley or his family. It is the Company that paid the premiums. Therefore, it is the Company that should own the policies and their cash surrender values, not Defendant Crowley.

         68. In fact, each of these insurance agreements and the amendments thereto were created, designed, written and implemented solely to benefit the Crowley Family. The Company receives no benefit whatsoever from any of these agreements. The agreements constitute a gift to the controlling stockholder and a waste of corporate assets upon the shareholders. If defendant Crowley collects the death benefit on the policies, he will receive far more than the cash surrender value. Upon the termination of the policies, either through voluntary cancellation by defendant Crowley or a collection of the death benefits, defendant Crowley will repay to the Company only a portion of the funds expended by the Company without interest. The Company is not even to receive a complete return of all its costs associated with the agreements. The reason the Company is to receive only a portion of its costs is because the cash surrender values will always be less than the costs to the Company.

         69. In economic terms, the agreements between defendant Crowley and the Company are that the Company will give defendant Crowley millions of dollars to invest in life insurance policies and is to receive in return only the cash surrender value. There is no scenario under which defendant Crowley will receive less than the cash surrender value from these insurance policies. Thus, he has no economic costs or risk in the agreements and has committed to provide the Company nothing other than a partial return of its own money. The insurance agreements, as a result, are a sham and without legal consideration.

         70. Distilled to their essence, defendant Crowley agreed that at some point in the future and only out of funds available to him (from the insurance purchased by the Company) he will repay a portion of the funds expended by the Company without interest. An agreement to loan or give a third party funds in exchange for a promise to receive back only a portion of those funds, without interest, is an agreement without legal consideration.

         71. The agreements are shams designed to hide lack of any benefit to the Company. Even the goal the Board has stated it is pursuing, maintaining the Crowley Family as controlling stockholders, is not accomplished by any of these agreements. While this "benefit" in fact is not a benefit to the Company or its other stockholders at all and is not one cognizable by this Court, the insurance agreements have caused the Company to spend tens of millions of dollars without even obtaining this "benefit". In fact, the "benefit" of avoiding speculative investors or disruptions to the Company's finances or continuity was readily available through alternative uses of the very same funds. For example, the Company could have secured benefits of protecting itself from having the Crowley Family dump a block of stock into the hands of an inappropriate investor simply by owning the insurance policy itself.

         72. The details of the insurance transactions are contained in 5 separate exhibits to the April 1, 2002 10K.

         73. Exhibit 10.6 to the April 1, 2002 10-K is the split-dollar life insurance agreement ("Insurance Agreement 1") purports to be made "as of April 6, 1992" although it was not disclosed to the shareholders until 2002. When it was actually made is nowhere revealed. However, it would appear that at least since 1992 the Company has been paying life insurance premiums for the Crowley family. Schedule A to that exhibit lists five separate life insurance policies with a total face amount of $50 million dollars. The agreement provides that the Company will pay the premiums on these policies, and Defendant Crowley will repay the Company "the economic benefit" he receives, as determined by IRS regulations, and the Company, upon termination of the policy or payment of the death benefit, will receive the lesser of the balance of the amount it paid in premiums (without interest) or the cash surrender value of the policies.

         74. In 1992, defendants Bowles and Wolfe were on the Board of Directors. In addition, Thomas B. Crowley, father to defendant Crowley, was Chairman of the Board and Chief Executive Officer. There were 5 other board members at that time, including the Company's President (and Chief Operating Officer) and Senior Vice President (and Chief Financial Officer). Two of the other directors, Casper H. Escher, Jr. and Gustav H. Koven, III, were cousins of defendants Crowley and Bowles. Thomas B. Crowley was their uncle.

         75. Attached as Exhibit 10.7 to the April 1, 2002 10K filing was an amendment to the Insurance Agreement 1 ("Amendment 1") "made on May 1, 1995" which stated the purpose of the amendment was to provide collateral to the Company for the obligations Defendant Crowley owed under the Insurance Agreement 1 on three of the policies totaling $40 million dollars.

         76. Exhibit 10.8 to the April 1, 2002 10K filing is a second amendment to Insurance Agreement 1 ("Amendment 2") "made on July 20, 1998". Curiously while Amendment 1 referred to the Insurance Agreement 1 as "dated April 6, 1992", Amendment 2 goes back to the original language describing Insurance Agreement 1 as "dated as of April 6, 1992". The purpose of Amendment 2 is to permit Defendant Crowley to transfer certain of the policies which were the subject of Insurance Agreement 1 to a trust he created on July 1, 1998.

         77. Attached as Exhibit 10.9 to the April 1, 2002 10-K filing is an agreement entitled "Split-Dollar Life Insurance Agreement (1035 Exchange Policy)," ("Amendment 3") a third amendment to Insurance Agreement 1. The purpose of Amendment 3 was to allow Defendant Crowley to exchange the two policies which were the subject of Insurance Agreement 1 for a new policy. The effect of this exchange was to convert the two policies with a $10 million dollar face amount into one policy with a face amount $11,296,319. Thus as of Amendment 3, the Company was paying for $51,296,319 dollars of life insurance for the Crowley family. Amendment 3 states that it "is made as of July 20, 1998".

         78. Attached as Exhibit 10.10 to the April 1, 2002 10-K filing, is an agreement titled "Split-Dollar Life Insurance Agreement New Policies" ("Insurance Agreement 2"). Like Insurance Agreement 1, Insurance Agreement 2 recites that it "is made as of" a date, in this case July 20, 1998. Insurance Agreement 2 relates to entirely different insurance policies. The purpose of the agreement is to create the same type of arrangement with respect to these policies as existed under Insurance Agreement 1. Insurance Agreement 2 lists six policies with a total face amount of $50 million. Thus, as of Insurance Agreement 2, the Company was paying for $101,296,319 dollars of life insurance for the Crowley family.

         79. Attached as Exhibit 10.11 to the April 1, 2002 10-K filing is an agreement titled "Split-Dollar Life Agreement (Policies on Life of Thomas B. Crowley, Jr.)" ("Insurance Agreement 3"). Insurance Agreement 3 "is made as of November 24, 1998". Insurance Agreement 3 involves insurance policies owned by the 1998 Crowley family generation-skipping trust u/t/a dtd. November 12, 1998 by and between Thomas B. Crowley, Jr. as trustor and as trustee ("the 1998 Trust"). The agreement recites that the 1998 Trust owned certain policies on the life of Defendant Crowley and notes the existence the two life insurance policies in the face amount of $20 million dollars each, for a total of $40 million dollars. The agreement makes these insurance policies subject to the same type of arrangement as Insurance Agreement 1 and Insurance Agreement 2. As of the existence of Insurance Agreement 3, the Company was paying for life insurance in the face amount of $141,296,319 dollars on behalf of the Crowley family.

         80. The text of the 2002 10-K does not disclose the total amount of life insurance subject to these agreements, the total benefit to the Crowley family from these agreements, the actual dates on which these agreements were made, nor the actual dates and amounts of payments made by the Company with respect to these agreements. In a footnote it does state that Defendant Crowley's 2001 annual compensation included $2,978,426 representing the non-term portion of premiums paid by the Company for that year. This amount was approximately 2.5% of the Company's operating revenue that year, and approximately 15% of the Company's net income.

         81. Crowley's Form 10-K for the fiscal year ending December 31, 2002, under the heading "Other Business Risks" the Company disclosed as follows:

                  Mr. Crowley and his family are the beneficiaries of certain split dollar life insurance agreements, as more fully described in the 2003 proxy statement. The Board of Directors has approved these agreements in furtherance of its belief that preserving Crowley family control and the closely held nature of the Company is beneficial to the Company's stockholders and will maximize shareholder value over the long-term. The Board of Directors has long been concerned that short-term and long-term estate tax and other obligations of certain Crowley family stockholders could lead to an unrelated third party gaining a highly influential and potentially detrimental position with respect to the business and management of the Company. Such circumstances could also lead to stock falling into the hands of speculative investors who may later attempt to disrupt company affairs in order to encourage the Company to take action favorable to such investors, yet not in the best interests of the Company and remaining stockholders.


                  The Board of Directors also has been concerned that should the Company receive a request to purchase shares held by such stockholders or their estates in lieu of a possible sale to such investors, the Company would be unable to effect such a purchase without negatively impacting its results of operations or financial condition. In this regard, the split-dollar life insurance agreements enable Mr. Crowley and certain trusts for the benefit of descendants to purchase most, if not all, of such shares without involving the Company.


                  The Company expects that following the death of Mrs. Molly M. Crowley, the net proceeds of the policies of insurance on the life of Mrs. Crowley will be used by Mr. Crowley and the trusts under his control to purchase shares of common stock held by the Thomas B. Crowley Marital Trust so that the trust can pay applicable estate taxes. Essentially, the split-dollar life insurance agreements enable Mr. Crowley and his family to retain ownership of shares and control of the Company under circumstances when certain of such shares otherwise might have to be sold to a third party to pay applicable estate taxes.

         82. The Form 10-K for the year 2002 was filed with the Securities and Exchange Commission on March 19, 2003. At the end of the disclosures regarding the corporate policy of entrenching the Crowley family as controlling stockholders the Company referred stockholders to the proxy stating: "See Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, in the 2003 Proxy Statement." In the 2003 Proxy which was filed on April 25, 2003, one month later, there is no section entitled "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters." While there is such entitled "Security Ownership of Certain Beneficial Owners and Management," it contains no related information and there is no section entitled "Related Stockholder Matters."

         83. In the 2003 proxy, there is a section titled "Certain Relationships and Related Transactions." The entirety of the disclosure in the 2003 Proxy from the section "Certain Relationships and Related Transactions" on this issue is as follows:

                  Thomas B. Crowley, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and certain trusts for the benefit of his descendants, are party to certain split-dollar life insurance agreements. These agreements were created for estate planning purposes intended to promote the long term stability of the Company and generally provide for: (a) the Company to pay the annual premiums for certain life insurance policies owned by Mr. Crowley or the trusts; and (b) Mr. Crowley, or the trusts, to reimburse the Company in an amount equal to the annual term costs of the insurance coverage. The policies are pledged to the Company as security for the obligation of Mr. Crowley, or the trusts, as the case may be, to pay to the Company, upon termination of the split-dollar life insurance agreements, an amount equal to the aggregate amounts of premiums paid by the Company as such amounts may have been reduced by certain payments made by or on behalf of Mr. Crowley or the trusts prior to the date upon which the split-dollar life insurance agreements terminate, except that if the agreements are terminated prior to the death of the insured the amount owed by Mr. Crowley and the trusts is limited to the cash surrender value of the policies. At any time during the last fiscal year and as of April 25, 2003, the largest aggregate amount owed by Mr. Crowley and the trusts based upon the cash surrender value of these insurance policies was $16.9 million. No interest is charged by the Company for any and all amounts which may be outstanding under these arrangements.

                  It is currently uncertain whether the recently enacted Sarbanes-Oxley Act of 2002 (the "Act") prohibits the Company from continuing to pay the annual premiums for these life insurance policies owned by Mr. Crowley and the trusts. While the Act does not specifically address these types of insurance arrangements, it generally makes it unlawful for an issuer to extend or maintain credit, to arrange for the extension of credit or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of that issuer. Since it is possible that the Act might be construed as treating annual premium payments made after July 30, 2002 under the split-dollar life insurance agreements as new extensions of credit which would be prohibited by the Act, the Company has decided to suspend making any annual premium payments made after July 30, 2002 under the split-dollar life insurance agreements as new extensions of credit which would be prohibited by the Act, the Company has decided to suspend making any annual premium payments for the life insurance policies owned by Mr. Crowley and the trusts. The Company may decide in the future to resume making such payments. In the meantime, Mr. Crowley has advised the Company that he will continue to pay the term cost of the insurance coverage and the balance of the annual premium will be paid out of the cash surrender value of the policies.

         84. Nowhere in this disclosure or anywhere else is there disclosure of when the agreements were adopted, the total costs to the Company or the total benefit to the Crowley family. The amount of the insurance or the terms of any of these agreements is available only if one examines the exhibits to the April 1, 2002 10-K. In a footnote it was disclosed that Defendant Crowley's annual compensation included $2,700,023 representing its non-term portion of premiums paid by the Company that year. As in the prior year, this represented about 2.5% of operating revenue and over 15% of the Company's net income.

         85. Defendant Crowley was paying only for the annualized costs of the insurance afforded and the balance of the premium due under these policies continued to be a gift from the corporation to Defendant Crowley. Under this arrangement while Defendant Crowley personally owned the policies, the Company continued to pay a large portion of the premium. The Company has never disclosed what the total premiums it has paid for these policies were nor the "term cost" of these premiums that Defendant Crowley has paid. The net premiums acknowledged by the Company on these policies for the years 2000, 2001 and 2002 were $2,999,000, $2,979,000 and $2,700,000, respectively.

         86. In the Company's Form 10-K filing on March 19, 2004, under the heading Item 13, Certain Relationships and Related Transactions, the Company stated: "The information required by this item is hereby incorporated by reference from the 2003 Proxy Statement under the heading Certain Relationships and Related Transactions."

         87. In the 2004 Proxy Statement filed one month later on April 19, 2004, the Company made the following disclosures:

                  Thomas B. Crowley, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and certain trusts for the benefit of his descendants, are party to certain split-dollar life insurance agreements. These agreements were created for estate planning purposes intended to promote the long term stability of the Company and generally provide for: (a) the Company to pay the annual premiums for certain life insurance policies owned by Mr. Crowley or the trusts; and (b) Mr. Crowley, or the trusts, to reimburse the Company in an amount equal to the annual term costs of the insurance coverage. The policies are pledged to the Company as security for the obligation of Mr. Crowley, or the trusts, as the case may be, to pay to the Company, upon termination of the split-dollar life insurance agreements, an amount equal to the aggregate amounts of premiums paid by the Company as such amounts may have been reduced by certain payments made by or on behalf of Mr. Crowley or the trusts prior to the date upon which the split-dollar life insurance agreements terminate, except that if the agreements are terminated prior to the death of the insured the amount owed by Mr. Crowley and the trusts is limited to the cash surrender value of the policies. At any time during the last fiscal year the largest aggregate amount owed by Mr. Crowley and the trusts based upon the cash surrender value of these policies was $18,039,662. As of April 25, 2004, the largest aggregate amount owed by Mr. Crowley and the trusts based upon the cash surrender value of these insurance policies was $10,531,475. As stated below, the reduction in the amount owed is the result of a payment in the amount of approximately $7.5 million that was made in December of 2003. No interest is charged by the Company for any and all amounts which may be outstanding under these arrangements.

                  It is currently uncertain whether the Sarbanes-Oxley Act of 2002 (the "Act") prohibits the Company from continuing to pay the annual premiums for these life insurance policies owned by Mr. Crowley and the trusts. While the Act does not specifically address these types of insurance arrangements, it generally makes it unlawful for an issuer to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of that issuer. Since it is possible that the Act might be construed as treating annual premium payments made after July 30, 2002 under the split-dollar life insurance agreements as new extensions of credit which would be prohibited by the Act, the Company has suspended making any annual premium payments for the life insurance policies owned by Mr. Crowley and the trusts. The Company may decide in the future to resume making such payments. In the meantime, Mr. Crowley has advised the Company that he will continue to pay the term cost of the insurance coverage.

                  On December 23, 2003, the Company and Mr. Crowley entered into a settlement agreement terminating one of the life insurance agreements. Pursuant to this settlement agreement, Mr. Crowley paid the Company approximately $7.5 million, an amount representing premiums paid by the Company for the insurance policies subject to the terminated life insurance agreement. The settlement agreement also provides that the Company pay Mr. Crowley annually an amount, on an after tax basis, equal to the interest payable by Mr. Crowley on financing he arranged to make this payment to the Company. This obligation terminates: (i) upon surrender or termination of the policies to the settlement agreement, unless Mr. Crowley rolls over or reinvests the entire amount received upon surrender or termination into one or more new policies on the life of Mrs. Molly Crowley; (ii) at the Company's option if Mr. Crowley ceases to be employed by the Company;
         (iii) upon the death of Mrs. Molly Crowley; or (iv) upon the bankruptcy, insolvency or dissolution of the Company. In the settlement agreement, Mr. Crowley released any claims that he might have against the Company due to the Company having ceased making premium payments as required by the terminated life insurance agreement.

         88. In the 2004 Proxy Statement, the Company disclosed that during the fiscal year 2003, the cash surrender value of the policies exceeded $18 million dollars. As of April 25, 2004, the cash surrender value was $10.5 million dollars. The reason for this was characterized as Defendant Crowley's decision to pay the Company approximately $7.5 million dollars. In fact, Insurance Agreement I was terminated because there was no further need to pay any premiums on the policies. The Agreement had been in place long enough and the Company had paid sufficient funds so that the cash surrender value of the policy was sufficient to continue the insurance in full force and effect until the death benefit was collected. The insurance policy had become self-sustaining.

         89. Thus, the Settlement Agreement was nothing but a sham to take Insurance Agreement 1 "off the books". Accomplishing that triggered defendant Crowley's "obligation" to pay the Company approximately $7.5 million dollars. Because he did not surrender the insurance policies however, he did not have the cash surrender value with which to pay this money. Defendants however, never intended that defendant Crowley would have to pay anything out of pocket. Thus, defendant Crowley and the other defendants concocted a scheme whereby defendant Crowley would nominally borrow the money but the Company would pay all of the costs associated with the borrowing including paying the tax cost to defendant Crowley incurred in the transaction. In essence, the Company was borrowing $7.5 million dollars for itself and making all the payments plus tax payments to Mr. Crowley. As with all these transactions, there was no independent consideration or review of this agreement, there is no fairness opinion relating to this agreement, and no disinterested shareholder approval.

         90. The Settlement Agreement terminated Insurance Agreement 1 in name only. As recited in the Settlement Agreement, the Settlement Agreement was structured so that the Company would "continue to provide [the] benefits to" defendant Crowley of Insurance Agreement 1, and to provide further benefits to defendant Crowley by making the interest payments on the $7.5 million dollars defendant Crowley borrowed to make the payment "required" under Insurance Agreement 1. The Settlement Agreement makes clear that the insurance policies which were subject to Insurance Agreement 1 remain in effect. Thus, the "Settlement Agreement" in reality simply converts Insurance Agreement 1 into another form which allows defendant Crowley to use the Company's collateral cash surrender value of the policy to make the required insurance premium payments. Premium payments are required in order to keep the policies in full force and effect through the death of the insured. In other words, the insurance policies which were subject to Insurance Agreement 1 no longer needed any additional premium payments in order to remain in full force. Because the insurance was self-sustaining, the Company's "obligations" under Insurance Agreement 1 in fact had been completely fulfilled. Not satisfied with this however, defendant Crowley, with Board approval, extracted additional payments from the Company and thus constructed an unnecessary transaction for the purpose of allowing him to borrow $7.5 million dollars all at the expense of the Company and the stockholders. In fact, defendant Crowley does not even incur any tax expense related to the transaction as the Company agreed to pay all associated taxes of defendant Crowley in connection with the transaction.

         91. While the proxy refers to a December 23, 2003 settlement agreement between Defendant Crowley and the Company, there are no disclosures in the text of the filing beyond the brief paragraph contained in the proxy. Who "negotiated" on behalf of the Company and why there needed to be a "settlement agreement" in the first place is not discussed.

         92. Upon termination of the insurance policy, Defendant Crowley would have received a $7.5 million cash surrender value. What is not disclosed is if the agreement was terminated, why were the policies not surrendered?

         93. As Exhibit 10.14 to the March 19, 2004 10-K filing, the Company attached the "Settlement Agreement" "made as of December 23, 2003". The agreement relates only to Insurance Agreement 1, as amended. Insurance Agreements 2 and 3 remain in effect. The agreement states that the payment by Defendant Crowley of $7,508,187 dollars equals "the total amount of premiums paid by the corporation . . . reduced by payments made by [Defendant Crowley] . .. ." under the agreement. Thus, and according to the settlement agreement from September 1992 until December of 2003 the Company spent approximately $7.5 million dollars under Insurance Agreement 1, as amended.

         94. Had Defendant Crowley repaid those funds, the economic injuries suffered as a result of Insurance Agreement 1, as amended, arguably could have been limited to the difference between the payments made by the Company and $7.5 million and the interest on the $7.5 million dollars for the 11 year period over which those funds were advanced. However, the agreement does not simply provide for repayment of the $7.5 million dollars. Instead, it provides that the Company will pay to Defendant Crowley, an amount equal to his interest expenses on a $7.5 million dollar loan until Defendant Crowley collects on the policies. Thus, the Company has agreed to loan, interest-free, to Defendant Crowley, the cash surrender value policies subject to Insurance Agreement 1.

         95. The present status of these agreements is as follows:

            a. Insurance Agreement 1 has been terminated in form only. The economic substance of the gift to the Crowley Family and the purpose of perpetuating the Crowley Family control remain in place and intact. All of the insurance policies subject to the agreement remain in force. The premiums due on these insurance policies are paid out of the cash surrender value of the policies. The Insurance Agreement I was not terminated to benefit the Company but was instead terminated to benefit defendant Crowley in order to take Insurance Agreement 1 "off the books". The Company did not require defendant Crowley to abide by the economic substance of his "obligations", such as they were, under the agreement when it was terminated. Instead, the Company agreed to loan him the money interest free, subject only to repayment when defendant Crowley collects the death benefit from these policies. The December 23, 2003 Settlement Agreement openly acknowledges that the Company, under the direction of the defendants, intended to continue giving defendant Crowley the benefits of Insurance Agreement 1. The handling of this matter clearly demonstrates that the Board to this day continues in its desire to perpetuate the Crowley Family control at no cost to the Crowley Family and the Settlement Agreement is but one piece of the overall effort to accomplish that goal.

            b. The Company has "suspended" payments under Insurance Agreement 2, although the economic benefits to the Crowley Family remain undiminished. The "suspension" of additional payments of premiums served only to injure the Company, not the Crowley Family because current premium is paid from the cash surrender value of the policies. The cash surrender value is a cap on defendant Crowley's obligation to repay the Company for its expenditures. (The Company has allowed this erosion and invasion of its collateral.) Further, the Company has reserved the right to reinstitute the payments of these premiums should it ever be able to figure out a way to do this without violating Sarbanes-Oxley.

            c. The Company has "suspended" payments under Insurance Agreement 3, although the economic benefits to the Crowley Family remain undiminished. The "suspension" of additional payments of premiums served only to injure the Company, not the Crowley Family because current premium is paid from the cash surrender value of the policies. The cash surrender value is a cap on Crowley's obligation to repay the Company for its expenditures. (The Company has allowed this erosion and invasion of its collateral.) Further, the Company has reserved the right to reinstitute the payments of these premiums should it ever be able to figure out a way to do this without violating Sarbanes-Oxley.

         96. Therefore, all of the insurance policies purchased by the Company at Company expense for the Crowley Family as gifts to the Crowley Family remain in full force and effect. When the Crowley Family has had an "obligation" to the Company under any of these agreements, the Company has eviscerated that "obligation" from an economic perspective and seen to it that the Crowley Family pays nothing. In fact, the Company pays Thomas Crowley's expenses in connection with the tax advice and planning necessary under these agreements. Such payments included in excess of $100,000 in 2002, in excess of $50,000 in 2003 and in excess of $100,000 in 2004.

         97. Not only have the defendants taken the active steps alleged herein in violation of their fiduciary duties, but they have also failed to rescind these policies. Because these are transactions between a corporation and a director and officer which were not approved by an independent committee of the Board nor ratified by appropriate shareholder action, they are voidable. Each of the defendants herein has breached his fiduciary duty by failing to seek to have these agreements voided and to demand compensation for the Company for the amounts spent in pursuit of these agreements.

         98. The history of these transactions demonstrate that neither Defendant Crowley nor the Directors viewed any of these insurance agreements as binding Company obligations, except to the extent they favor defendant Crowley and his family. The agreements serve no legitimate Company purpose. When it is in the interest of defendant Crowley to have the agreements amended or cancelled, the agreements are amended or cancelled. When defendant Crowley has a financial obligation, he is excused from payment. Even when the defendants were concerned about the effects of Sarbanes-Oxley, the defendants concocted a scheme to evade the law's purposes and to provide, with no out of pocket cost to defendant Crowley, a means by which the insurance could remain in place for the benefit of the Crowley Family. The Company has not gained and can gain no benefit from any of these transactions. By the Company's own admissions, it could unilaterally have suspended payments on these agreements at any time. Quite simply, these agreements only exist as "contracts" in order to provide a facade of legitimacy to this otherwise illegitimate and inappropriate authorization of the expenditure of corporate funds. Defendant Crowley is standing on both sides of the transaction, through his control and domination of the Board, has negotiated with himself in determining the terms, amendments and funding of these self-dealing transactions. All of these agreements and the amendments and all their payments have provided nothing of any cognizable legal benefit to the Company. The most the Company has ever had is the ability to receive the return of only a portion of the funds expended for the private purposes of Mr. Crowley and his family. None of the purported corporate purposes is in any way, shape or form subjected to the slightest contractually enforceable protection.

                                   D. Damages

         99. The Company has disclosed that the non-term portion of premiums paid under Split Dollar Agreements with Defendant Crowley and certain trusts for the benefit of his family was $2,999,000 in 2000, $2,978,426 in 2001 and $2,700,023 in 2002. It is not clear whether that includes the costs under all three insurance agreements or simply under Insurance Agreement 1. The Company has not disclosed the cost for Insurance Agreements 2 or 3 on a separate basis, nor has it disclosed any of its costs, outside of the time periods of 2001 and 2002, other than in the context of the Settlement Agreement. However, assuming an annual cost to the Company of $2.8 million dollars for all policies and assuming the premiums on each are proportional to the death benefits, the annual premium on the policies subject to Insurance Agreements 2 and 3 are believed to be about $1.8 million.

         100. Thus it appears that even following the illusory "repayment" of the $7.5 million dollars, the damages arising from the three insurance agreements to date include at least the following: (a) interest on $7.5 million dollars apparently commencing in 1992 and continuing to date, (b) the difference between the amounts expended under Insurance Agreement 1 and $7.5 million dollars; and (c) annual premium payments on the $90 million dollars of insurance subject to Insurance Agreement 2, and Insurance Agreement 3 from 1998 to the present at the rate of about $1.8 million annually, for a total of $10.8 million exclusive of interest on the latter portion.

         101. The bulk of the Company's long-term debt carries interest from 4.96% to 8.125%, an average in excess of 6.5%. At 6.5% simple interest, the cost of the $7.5 million dollar loan to Crowley is $487,500 per year. Assuming annual payments under Insurance Agreements 2 and 3 total $1.8 million, the interest cost from these agreements is $117,000 annually. In total, the insurance agreements have injured the Company and the Class in the amount of at least $15 million dollars as of the commencement of this action and continue to injure the Company and the Class at the rate of approximately $2.4 million dollars per year.

         102. In sum, the Company has spent tens of millions of dollars as a gift for life insurance for its controlling stockholder's family's estate plan so that stockholder can maintain his position in control. The Company has made an enormous gift to the Crowley family for Defendant Crowley's personal benefit, not for a corporate purpose and to the detriment of the Class. Forgotten by the Board is that these are personal obligations of Defendant Crowley and his family related to his interests as a controlling shareholder and thus are not proper expenditures.

         103. The wrongs alleged herein were not only breaches of fiduciary duties at the time they occurred but each and every affirmative act of the Board in perpetuating these agreements and the failure to void and rescind them constitutes a continuing wrong. The history of these agreements makes clear than neither defendant Crowley nor the Company considers these agreements enforceable "contracts" and that any time, when it suits the purpose of defendant Crowley, these "contracts" are changed to suit his personal interests. Further, as the product of gross overreaching and self-dealing by the Crowley Family, these contracts were voidable at the option of the Company at any time. Further, defendants at any time could have sought restitution from the Crowley Family but chose not to do so.

         104. The Crowley Family and the Board members (including the defendants herein when on the Board) fully expected that the agreements could and would be modified at any time to suit the Crowley Family's desires and needs. For example, Amendment 2 was entered into because defendant Crowley found it to his personal advantage to place the insurance in a revocable trust. The agreement provided no benefit at all to the Company.

         105. The Insurance Agreements have never provided any benefit to the Company. At all times under all of the agreements, defendant Crowley was the sole owner of the policies and retained the right to do anything he wished with the policies including terminate them, surrender them, and use the proceeds in any fashion. The only "right" granted to the Company was the "right" to, under certain specific circumstances, receive a return of some, but less than all, of the money it had provided to the Crowley Family. An agreement to give money to a third party in exchange for the third party's promise to return, in the future, some portion of the money given without interest, is not a contract supported by any valid consideration.

         106. None of the challenged agreements was ever submitted to an independent review by independent board members and the Crowley Family never recused themselves from consideration of these agreements nor the changes thereto. There were no fairness opinions on any of these agreements. The agreements were not submitted to vote of disinterested shareholders. The contracts have never been approved in good faith by disinterested directors nor approved by disinterested shareholders. Because the transactions are not fair to the Company or its shareholders, the insurance agreements, the amendments thereto and the settlement agreement are, and have been from their inception, voidable. Even were the contracts not sham agreements, they were not binding obligations on the Company and the Company could have legally and rightfully refused to perform its obligations under the contracts at any point and declared them void.

                                     COUNT I
            DERIVATIVELY ON BEHALF OF CROWLEY AGAINST ALL DEFENDANTS

         107. Plaintiffs incorporate by reference P. P. 1-106 hereof as if fully set forth herein.

         108. The actions taken by the defendants in connection with the challenged transactions including authorizing the costs incurred, the agreements and payments made with respect to these Life Insurance Agreements and the Settlement Agreement were in breach of their fiduciary duties. Such constituted gifts to Defendant Crowley and the Crowley family with no valid corporate purpose and constituted a waste of corporate assets. Further they constitute interested self-dealing transactions not entirely fair to the Company or all its stockholders.

         109. The policy of assisting Defendant Crowley and the Crowley family in maintaining his position of control and domination of the Company is an invalid corporate policy which the defendants adopted in breach of their fiduciary duties to all shareholders.

         110. The Challenged Transactions are voidable self-interested transactions.

         111. Plaintiffs also are entitled to an accounting of the use of the corporate funds in the purchase of life insurance policies and are entitled to an Order directing that the defendants cause the owners of the insurance policies to assign those policies to the Company.

         112. Alternatively, the Company is entitled to damages against the defendants in an amount to be proven at trial.

         113. Plaintiffs are entitled to a determination by this Court invalidating the corporate policy of entrenching Defendant Crowley and the Crowley family as controlling stockholder and recovering for the Company all of the costs and amounts of creating and promoting this policy, including interest.

                                    COUNT II
                  ON BEHALF OF THE CLASS AGAINST ALL DEFENDANTS

         114. Plaintiffs incorporate by reference P. P. 1-113 hereof as if fully set forth herein.

         115. The actions of the defendants as alleged herein breach their fiduciary duties and have caused injury to plaintiffs and the Class.

         116. That injury is separate and distinct from any injury suffered by all shareholders in at least the following ways:

            a. the policy has the benefit of favoring the majority stockholder over the minority stockholders;

            b. the policy has resulted in payments to, gifts to and economic benefits to the Crowley family not received by all other stockholders; and

            c. the policy has as its stated purpose frustrating the potential for the Class to gain greater voting control through the diminution of the control of the Crowley family.

         117. The challenged transactions are self-dealing transactions on behalf of the controlling stockholder, not entirely fair to the Class and are voidable.

         118. To the extent the Court does not order a complete and full remedy to the Company as the result of this action, plaintiffs in the Class are entitled to an Order the defendants to cause the Company to pay dividend to common stock holders of the Company in an amount sufficient to fully compensate them for the difference between other recoveries and the injuries sustained. Plaintiffs are also entitled to an Order directing that any dividends payable in stock owned by the Crowley Family be subject to an offset to pay the damages sustained by the Company.

         119. Plaintiffs and the Class have been damaged and will continue to be damaged as a result of the pursuit of this policy.

         120. Plaintiffs and the Class have no adequate remedy of law.

                                PRAYER FOR RELIEF

         WHEREFORE, plaintiffs respectfully pray for an order or orders providing the following relief:

            A. Declaring this action to be appropriately brought as a derivative action;

            B. Declaring this action to be properly brought as a class action and certifying the Class and the Class representatives as alleged herein;

            C. Finding that defendants have breached their fiduciary duties with regard to the Challenged Transactions as more fully alleged herein;

            D. Directing an accounting in favor of the Company by the defendants for the funds wrongfully expended in connection with the challenged transactions and directing that the defendants cause the owners of the insurance policies to have them assigned to the Company.

            E. Declaring illegal and voiding the Crowley corporate policy of entrenching Defendant Crowley as controlling stockholder;

            F. Awarding the Company and the Class such damages as they have suffered in an amount at a minimum equal to the premiums paid by the Company on the split dollar life insurance policies, the interest forgiven to the Crowley family on all amounts owed to the Company and the cost and expenses incurred by the Company in creating, implementing, pursuing and defending the policy;

            G. Ordering Defendants Crowley and M. Crowley and Bowles to disgorge all benefits they and their family have received from the Company as a result of this policy and all related transactions;

            H. Awarding plaintiffs and their counsel such attorneys fees and expenses as are appropriate including expert witness fees; and

            I. Awarding such further and other relief as is just and equitable.

Dated:   December ___, 2005                      TAYLOR & McNEW LLP







                                        By:      _________________________
                                                 R. Bruce McNew (#967)
                                                 3711 Kennett Pike, Suite 210
                                                 Greenville, DE  19807
                                                 Tel:  302/655-9200
                                                 COUNSEL FOR PLAINTIFFS